Exhibit 99.1

FOR MORE INFORMATION, PLEASE CONTACT
Elite Financial Communications Group, LLC
Dodi Handy, President and CEO
Tiffany Korkis or Kathy Addison, Directors of Elite Media Group
407-585-1080 or via email at SECX@efcg.net

SED INTERNATIONAL HOLDINGS NAMES JONATHAN ELSTER
PRESIDENT AND CHIEF OPERATING OFFICER

TUCKER, GA – (PR NEWSWIRE) – June 3, 2009 – SED International Holdings, Inc. (OTCBB:SECX), a multinational supply chain management provider and distributor of leading computer technology, wireless communications and consumer electronics, today announced the promotion of Jonathan Elster, to President and Chief Operating Officer of SED from his current position as Executive Vice President.

Mr. Elster began his career with SED in 1995 as a sales representative, rising to Sales Manager in 1997 and then Vice President of Sales in 1999. In 2000, Jonathan was promoted to Senior Vice President of Sales and Marketing and continued in that position until being named Executive Vice President in January 2004.

“We are very proud to name Jonathan as SED’s President and COO,” stated founder, Chairman and CEO Jean Diamond. “Through his hard work and dedication to our Company over the past 14 years, coupled with his proven knowledge of our industry, he has earned the respect and admiration of our employees, business partners and customers. His proven sales track record and accomplished management skills will undoubtedly prove essential to SED achieving its long term growth objectives.”

ABOUT SED INTERNATIONAL HOLDINGS, INC.
Founded in 1980, SED International Holdings, Inc. is a multinational, preferred distributor of leading computer technology, wireless communications and consumer electronics products. The Company also offers custom-tailored supply chain management services ideally suited to meet the priorities and distribution requirements of the e-commerce, Business-to-Business and Business-to-Consumer markets. Headquartered near Atlanta, Georgia with business operations in California; Florida; Georgia; Texas; Bogota, Colombia and Buenos Aires, Argentina, SED serves a customer base of over 10,000 channel partners and retailers in the U.S. and Latin America. To learn more, please visit www.SEDonline.com.

Statements made in this Press Release that are not historical or current facts are "forward-looking statements.” These statements often can be identified by the use of terms such as "may," "will," "expect," "believes," "anticipate," "estimate," "approximate" or "continue," or the negative thereof. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Any forward-looking statements represent management's best judgment as to what may occur in the future. However, forward-looking statements are subject to risks, uncertainties and important factors beyond the control of the Company that could cause actual results and events to differ materially from historical results of operations and events and those presently anticipated or projected. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in foreign countries and failure to capitalize upon access to new markets. The Company disclaims any obligation to revise any forward-looking statements to reflect events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events. These factors and others are discussed in the "Management's Discussion and Analysis" section of the Company's Reports on Form 10-K for the fiscal year ended June 30, 2008 and Form 10-Q for the quarter ended March 31, 2009.

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